EXHIBIT 99.1

ENERGYSOUTH, INC.
P. O. Box 2607
Mobile, AL 36652

Date:	April 29, 2005	Contact:	Charles P. Huffman

Release:	Immediately	Phone:	251-476-2720

EnergySouth, Inc. reports fiscal 2005 second quarter earnings and announces declaration of dividend

The Board of Directors of EnergySouth, Inc., at a meeting held April 29, 2005, declared a quarterly dividend on the outstanding Common Stock of $0.215 per share, to be paid July 1, 2005 to holders of record as of June 15, 2005. The new annual rate of $0.86 per share represents a 7.5% increase and the 30th consecutive year in which dividends have been increased.

Net income for EnergySouth, Inc. for the quarter ended March 31, 2005 was $6,795,000, or $0.85 per diluted share, as compared to net income for the quarter ended March 31, 2004 of $6,372,000, or $0.81 per diluted share. Net income for the six month periods ended March 31, 2005 and 2004 was $11,111,000, or $1.40 per diluted share, and $10,440,000, or $1.34 per diluted share, respectively.

Earnings for the second quarter of fiscal 2005 were $0.04 per diluted share above the same period last year, resulting in an increase in earnings for the first six months of fiscal 2005 of $0.06 per diluted share. The increase in earnings realized during the three and six months ended March 31, 2005 resulted primarily from improved results from the storage operations of the Bay Gas Storage Company subsidiary.

Bay Gas’ earnings increased by $0.02 and $0.05 per diluted share, respectively, for the three and six months ended March 31, 2005. These increases of 14% and 17% in earnings were due primarily to additional revenues associated with leasing available storage capacity to customers under short-term storage agreements. Increased revenues were slightly offset by an increase in operating expenses.

Earnings from Mobile Gas’ distribution business increased approximately $0.01 per diluted share for the three months ended March 31, 2005 and were essentially unchanged for the six month period ended March 31, 2005 when compared to the same prior-year periods. The increase in earnings for the most recent three-month period was due primarily to increased margins, defined as revenue less cost of gas and related gross receipts taxes, realized from increased volumes of natural gas sold to large industrial customers.

Earnings from merchandise sales and financing activities increased $0.01 per diluted share for each of the three and six month periods ended March 31, 2005 compared to the same prior-year periods primarily because additional reserves for bad debt and slow-moving inventory were recorded during the second quarter of fiscal 2004.

EnergySouth, Inc. is the holding company for a family of energy businesses. Mobile Gas, a regulated public utility, purchases, sells, and transports natural gas to residential, commercial, and industrial customers in Mobile, Alabama and surrounding areas. The company also provides merchandise sales, service, and financing. MGS Storage Services is the general partner of Bay Gas Storage Company, a limited partnership that provides underground storage and delivery of natural gas for Mobile Gas and other customers. EnergySouth Services is the general partner of Southern Gas Transmission Company which is engaged in the intrastate transportation of natural gas.

ENERGYSOUTH, INC.
FINANCIAL RESULTS
(in thousands, except per share data)

Three months ended March 31,	2005	2004
Operating Revenues	$44,099	$42,845
Operating Expenses	$31,144	$30,396
Net Income	$6,795	$6,372
Basic Earnings Per Common Share	$0.87	$0.83
Diluted Earnings Per Common Share	$0.85	$0.81

Six months ended March 31,	2005	2004
Operating Revenues	$80,467	$75,562
Operating Expenses	$58,523	$54,376
Net Income	$11,111	$10,440
Basic Earnings Per Common Share	$1.42	$1.35
Diluted Earnings Per Common Share	$1.40	$1.34

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